Exhibit 10.4

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         ASSIGNMENT, CONSOLIDATION, AMENDMENT AND RESTATEMENT OF LEASE


                                 by and between


Irving L. Adler and C. William Carey, Trustees of Carey Realty Trust, as Lessor,


                    Town & Country Corporation, as Assignor,


                                      and


   Town & Country Fine Jewelry Group, Inc., as Assignee and successor Lessee


                              As of March 1, 1996



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        1.0     PREMISES  2
                1.1     Addition  2

        2.0     TERM  2

        3.0     APPURTENANCES  3

        4.0     BASE RENT; ADDITIONAL RENT  3
                4.1     Base Rent  3
                4.2     Adjusted Base Rent  4
                4.3       4
                Additional Rent With Respect To Addition  4
                4.4     Net Lease  4
                4.5     Late Payment of Rent  5

        5.0     TAXES  5

        6.0     TAX ESCROW  5
                6.1     Tax Abatement  6

        7.0     LESSEE INDEMNIFICATION OF LESSOR  6

        8.0     INSURANCE  7
                8.1     Casualty and Workers' Compensation Insurance  7
                8.2     Plate Glass  7
                8.3     Self Insurance  7
                8.4     Public Liability Insurance  7
                8.5     Certificates of Insurance; Other Requirements  8
                8.6     Builders Risk Insurance  8
                8.7     Failure To Insure  8
                8.8     Casualty Insurance Proceeds  9
                8.9     Waiver of Subrogation  9

        9.0     CASUALTY OR TAKING  9
                9.1     Lessor's Option To Terminate  9
                9.2      10
                9.3     Duty To Restore 10
                9.4     Restoration 10
                9.5     Award Proceeds 11

        10.0    UTILITIES 11
                10.1    Operation of Utilities 11

        11.0    EXTENSION OPTION 11
                11.1    Terms and Conditions of Extension Option 12

        12.0    USE OF THE PREMISES 12
                12.1    Hazardous Wastes 12
                12.2    Definitions 13
                12.3    Notices and Violations 13

        13.0    COMPLIANCE 14

        14.0    MAINTENANCE OF PREMISES 14
                14.1    No Overloading 15
                14.2    Installations, Alterations or Additions 15

        15.0    OCCUPANCY 15

        16.0    ASSIGNMENT; SUBLEASING 16

        17.0    ASSIGNMENT AND SUBLETTING BY LESSEE 16
                17.1    Assignment; Sublease of Premises 16
                17.3    Transfers 17
                17.4    Lease of Addition 17
                17.5    Leasehold Mortgages 17

        18.0    SUBORDINATION; MORTGAGEES' RIGHTS 17
                18.1    Lease Subordinate 18
                18.2    Rights of Mortgage Holders 18
                18.4    Estoppel Certificate 19
                18.5    Existing Mortgage 20

        19.0    LESSOR'S ACCESS 20

        20.0    DEFAULT AND BANKRUPTCY 20
                20.1    Lessee's Default 20
                20.2    Lessor's Remedies 22
                20.3    Lessor's Right to Cure Defaults 23
                20.4    Lessor's Default 24
                20.6    Lessor's Cost of Enforcement 24
                20.7    No Accord and Satisfaction 24

        21.0    SURRENDER 25
                21.1    Holding Over 25

        22.0    MECHANIC LIEN 25
        23.0    WAIVER OF REQUIREMENTS 26



24.0    PEACEFUL ENJOYMENT 26

        25.0    ENTIRE AGREEMENT 26

        26.0    CONSTRUCTION OF LEASE 27

        27.0    MARGINAL NOTES 27

        28.0    APPLICABLE LAW; PARTIAL INVALIDITY 27

        29.0    SUCCESSORS AND ASSIGNS 27
                29.1    Lessor's Liability 27

        30.0    SPECIAL PROVISIONS REGARDING ADDITION 28
                30.1    Construction of Addition.   28
                30.3    Termination Due to Lessee's Default 28
                30.4    Expiration or Termination Not Due to Lessee's Default 28
                30.5    Lessor's Options 29
                30.6    DEMOLITION OF ADDITION 31

        31.0    RIGHT OF FIRST REFUSAL 31
                31.1    Lessee's Right 31
                31.2    Lessor's Rights 32

        32.0    NOTICES 33

        33.0    NOTICE OF LEASE 33

        34.0    ACTS OF GOD 33

        35.0    SECURITY DEPOSIT 33

Assignment, Consolidation, Amendment and Restatement of Lease


This Assignment, Consolidation, Amendment and Restatement of Lease (this "Lease") is entered into as of the first day of March, 1996, among Irving L. Adler and C. William Carey, Trustees of Carey Realty Trust, under declaration dated September 2, 1975, recorded in Suffolk County Registry of Deeds, Book 8816, Page 128, and registered in the Suffolk County Registry District of the Land Court as Document No. 325417, as amended, having a principal place of business at 27 Cambridge Street, Burlington, Massachusetts 01805 ("Lessor"), Town & Country Corporation, a Massachusetts corporation with its principal place of business at 25 Union Street, Chelsea, Massachusetts 02150 ("Assignor"), and Town & Country Fine Jewelry Group, Inc., a Massachusetts corporation with its principal place of business at 25 Union Street, Chelsea, Massachusetts 02150 ("Lessee").

        Reference is made to a lease dated September 1, 1984 (the "Original Lease") between Lessor and Assignor's predecessor in interest, Town & Country Jewelry Manufacturing Corporation ("T&C Jewelry"), as amended by that certain Amendment #1 to Lease dated July 1, 1987 ("Amendment #1") between Lessor and T&C Jewelry, and by that certain Amendment #2 to Lease dated July 27, 1989 ("Amendment #2), between Lessor and Assignor. Assignor hereby ratifies and confirms its assignment of its leasehold interest under the Original Lease, as amended, and all of its obligations thereunder arising on and after the date of such assignment to Lessee, and joins in this agreement for the sole purpose of ratifying and confirming such assignment, and Lessor hereby acknowledges and consents to such assignment. Lessee hereby ratifies and confirms its assumption of, and agrees to be bound by and to discharge, all of the lessee's obligations under the Lease arising on and after the date of such assignment.

        Lessor and Lessee have agreed to consolidate the provisions of the Original Lease, Amendment #1 and Amendment #2, and to further amend and restate the same in order to (1) correct certain scrivener's errors therein, (2) to incorporate certain provisions which will facilitate financing of the Premises, Lessee's leasehold interest therein and the Addition (as each such capitalized term is hereinafter defined) and the Lessee's operations therein, (3) to protect Lessor's and Lessee's respective rights in the Premises and the Addition, in the event of such financing, (4) to acknowledge the Lessee's exercise of its first option to extend the term of the Lease, and (5) to provide for orderly management and/or disposition of the Premises and the Addition in the event of casualty, eminent domain taking, and termination or expiration of the Lease. For good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Lessor and Lessee hereby agree to consolidate the Original Lease, Amendment #1 and Amendment #2 and to amend and restate the same as follows:

        Lessor hereby leases to Lessee the following described premises:

1.0     PREMISES.

(a) The land located at 1-9 Union Street, 9-25 Union Street and 348 Washington Avenue, Chelsea, Suffolk County, Massachusetts, being more particularly described in Exhibit A attached hereto, but excluding the Ground Lease Parcel (as defined below) (the "Land").

(b) A manufacturing/office building located on the Land consisting of approximately 40,000 square feet and other improvements located on the Land (collectively, the "Building").

(c) The parcel of land beneath the footprint of the Addition (as defined below) shown as Parcel A on Exhibit B attached hereto (the "Ground Lease Parcel").

(d) The Land, the Building and the Ground Lease Parcel are collectively referred to in this Lease as the "Premises" The Premises shall include the rights, privileges, easements and appurtenances belonging or in any way pertaining to the Land, the Building, and the Ground Lease Parcel, including without limitation, the appurtenances described in Paragraph 3.0 hereof.

(e) The Addition is specifically excluded from the Premises.

1.1 Addition. Assignor constructed a manufacturing/office building on the Ground Lease Parcel consisting of 2 stories and approximately 50,000 square feet (the "Addition"). For the purposes of this Lease, the Addition shall include any Alterations to the Addition provided that such Alterations shall not in any event operate to increase the size of the Addition. The Addition is owned by Lessee and is specifically excluded from the Premises.

2.0 TERM. The Original Term of this Lease commenced on September 1, 1984 and ended on August 31, 1993. The first Extension Term of this Lease commenced on September 1, 1993 and shall end on August 31, 1998. Lessee shall have the option to extend the Term for three (3) additional successive ten (10) year extension terms (each hereinafter also an "Extension Term"), each commencing at the expiration of the immediately preceding Extension Term. Lessee's option to extend the Term for the Extension Terms shall be exercisable in the manner hereinafter provided. The word "Term" as used herein shall mean the then-existing Original Term or Extension Term and any Extension Terms which have then been elected by Lessee whether or not the same have commenced.

3.0 APPURTENANCES. Lessor hereby leases to Lessee, as rights appurtenant to Lessee's leasehold interest, the following:

(a) the right, in common with Lessor, to connect to and use the fresh water, gas, steam, heat, electricity, data communications, telephone, sanitary sewer (collectively the "Utilities") and the related pipes, cables, wires and conduits located on the Premises and in the Building;

(b) the right, in common with Lessor, from time to time, to install, construct, repair, replace, use, maintain, modify and relocate for service to the Addition pipes, ducts, conduits, wires, cables and other facilities and fixtures for water, sewer, steam, heat, electricity, gas, telephone, data communications, storm drainage and other utilities wherever located on the Premises or in the Building, provided that any replacements therefor are substantially equivalent or better than those existing or hereinafter constructed, and provided further that Lessee first secures Lessor's approval thereof, which approval shall not be unreasonably withheld, delayed or conditioned. Lessee shall pay the cost of any installation, construction, modifications and relocations to the extent the same are undertaken to serve the Addition; and

(c) the right, in common with Lessor, to lateral and subjacent support and foundation from the Building, the Land, the Addition and the Ground Lease Parcel.

4.0 BASE RENT; ADDITIONAL RENT. Lessee covenants and agrees to pay base rent to Lessor at the above address or at such other place or to such other person as Lessor may by notice in writing to Lessee from time to time direct. All payments of base rent are to be made in twelve (12) equal monthly installments, payable in advance on the first day of each calendar month; and for any portion of a calendar month at the beginning or end of the Original Term or Extension Terms, at the applicable rent payable in advance for such portion.

4.1 Base Rent. The annual base rent for the period beginning September 1, 1984 until August 31, 1985 (the "Initial Lease Year") was $234,300 ($19,525 per month). The annual base rent for the following twelve months and each successive twelve month period (each a "Lease Year") was adjusted as provided in the Original Lease. The annual base rent as of August 31, 1987 was $249,374, at which time it was increased pursuant to Amendment #1. The new annual base rent was then increased pursuant to Amendment #2 for each successive Lease Year, and, as of February 29, 1996 equalled $483,426 per year. The parties hereby agree that the annual base rent for the period commencing with the date hereof and continuing through and including August 31, 1998 shall equal $352,340.

4.2 Adjusted Base Rent. In the event that the Term of this Lease is extended as provided in Paragraph 11.0 hereof, then commencing on September 1, 1998 and continuing on each successive September 1 of every Lease Year during the Term hereof (each a "Rent Adjustment Date"), the annual base rent payable hereunder for the Lease Year commencing upon such Rent Adjustment Date shall be computed as follows:

                        NBR = OBR * (New CPI  Old CPI)

where (a) "NBR" is the new annual base rent payable for the Lease Year just beginning, (b) "New CPI" is the CPI (as defined in this Paragraph 4.2 below) determined as of June 1 of the Lease Year immediately prior to such Rent Adjustment Date, (c) "Old CPI" is the CPI determined as of June 1 occurring 15 months prior to such Rent Adjustment Date, and (d) "OBR" shall equal the annual base rent for the Lease Year immediately preceding such Rent Adjustment Date. Said base rent as adjusted shall become the annual base rent for the Lease Year in question and shall be adjusted on the next succeeding Rent Adjustment Date as herein provided.

        For purposes of this Paragraph 4.2, the "CPI" shall mean the "Consumer Price Index for All Wage Earners" as most recently published by the Department of Labor Statistics, or its successor, for the Boston area. If such index is no longer published, Lessor shall select a substitute, broadly defined comparable index measuring consumer prices published thereafter, and shall use such conversion index as may be published for the same or, if none, shall calculate such conversion in its reasonable discretion.

4.3 Additional Rent With Respect To Addition. As additional rent, in addition to all other costs and expenses set forth as additional rent in the Lease, Lessee shall pay for all utilities, real estate taxes, insurance and other operating expenses attributable to the Addition. Except as expressly otherwise provided herein, all such amounts shall be paid by Lessee promptly to the providers of the same, and upon request of Lessor, Lessee shall provide to Lessor evidence of timely payment thereof.

4.4 Net Lease. Except as otherwise expressly provided herein, all base rent, additional rent and other sums payable hereunder shall be net to Lessor, so that this Lease shall yield to Lessor at least the annual base rent specified herein during the Term. Except as expressly provided herein, (a) Lessor shall not be obligated to pay any charge or bear any expense whatsoever with respect to the Premises or the Addition, (b) the rent payable hereunder shall not be subject to any reduction or offset whatsoever, and (c) all costs, expenses and obligations of every nature whatsoever relating to the Premises or the Addition shall be paid by Lessee pursuant to the applicable provisions hereof. As used herein, the term "rent" shall mean the base rent, additional rent and all other charges of any nature payable hereunder by Lessee.

4.5 Late Payment of Rent. If any payment of rent is not paid on or before the date the same is due, the same shall bear interest from the tenth day following the due date at the rate of 10% per annum, but in no event more than the maximum rate of interest allowed by law, the payment of which shall constitute additional rent hereunder.

5.0 TAXES. The Lessee shall pay to the Lessor, in addition to the amounts hereinbefore set forth, as additional rent, all taxes, betterments, fees and assessments whatsoever, whether in the nature of taxes now in being or not, which may be payable for or in respect to the Premises, the Addition or any part thereof, its use thereof, the rent payable hereunder, this Lease, or its personal property therein, during the Term of this Lease and for such further time as the Lessee shall hold the Premises or the Addition (collectively, "Taxes").

6.0 TAX ESCROW. The Lessee hereby agrees to pay all Taxes in full prior to the time any fee, penalty or charge could be imposed for late payment thereof. Notwithstanding the foregoing, if (a) the Lessor's mortgagee requires that Lessor make payments into escrow of the same, Lessee shall pay to Lessor, as additional rent, the Taxes which it is required to pay hereunder in equal monthly installments of one-twelfth of the amount of Taxes due annually, each payable with the monthly installments of base rent paid during the period in which such mortgage is outstanding (each such payment a "Tax Payment"), or (b) Lessee shall default in making any payment of rent due hereunder and such default shall continue for more than thirty (30) days following the date on which such payment was due, then upon Lessor's written request therefor and continuing for the remainder of the Term, Lessee shall pay to Lessor monthly Tax Payments as set forth above. Said payments in each year shall be made on the basis of Taxes assessed in the next preceding year until the Taxes shall have been assessed and the amounts of such Taxes are ascertained in each year, and any difference arising from increase or reduction of Taxes in any year shall be adjusted and paid or credited, as the case may be, as soon as the amount of Taxes assessed in that year is ascertained.

6.1 Tax Abatement. Lessor shall have the right (but not the obligation) to contest the amount or validity of any Taxes payable with respect to the Premises. In addition, Lessee shall have the right (but not the obligation), with the consent of the Lessor, which shall not be unreasonably withheld, conditioned or delayed, to contest in good faith by appropriate proceedings diligently conducted, at Lessee's sole cost and expense, the amount or validity of any Taxes payable with respect to the Premises or the Addition. Such proceedings shall not operate to postpone or reduce any payment of Taxes required to be made by Lessee hereunder, and Lessor or Lessor's mortgagee (if any) shall be entitled to remit the same to the taxing authority when due, under protest if appropriate. In the event the Lessee obtains a refund or abatement which relates to a period contained within the Term hereof, Lessee shall be entitled to deduct therefrom any reasonable expenses incurred by the Lessee in connection with the abatement proceedings (including, without limitation, reasonable attorney's fees), and shall promptly pay any remainder with respect to the Premises to Lessor.

7.0 LESSEE INDEMNIFICATION OF LESSOR. The Lessee will defend, indemnify the Lessor and save it harmless from and against any and all claims, actions, damages, liability and expense (including, without limitation, any of the same arising in connection with loss of life, personal injury and/or damage to property): (a) arising from or out of any occurrence in, upon or at the Premises or the Addition during the term of this Lease, or the occupancy or use by Lessee of the Premises or the Addition, or any part thereof, in each case, unless resulting from the negligence or willful act of Lessor or its employees, representatives, agents, contractors or invitees (as to either party, its "Representatives"), or (b) to the extent occasioned by any act or omission of Lessee, its agents, contractors, employees, servants, lessees or concessionaires, licensees or invitees, or breach by Lessee of any of the provisions hereof. In case Lessor shall, without fault on its part, be made a party to any litigation commenced by or against Lessee, then Lessee shall protect and hold Lessor harmless and shall pay all costs, expenses and reasonable attorney's fees incurred or paid by Lessor in connection with such litigation. Lessee agrees that its use and occupancy of the Premises and the Addition, and all of the furnishing, fixtures, equipment, effects and property of every kind of Lessee and all other persons claiming by, through or under Lessee which may be on the Premises or Addition, are at its own risk and hereby releases to the full extent permitted by law the Lessor and its employees, representatives, agents, contractors and invitees from all claims and demands of every kind resulting from any accident, damage or injury occurring therein, unless resulting from the negligence or willful act of the Lessor or such persons.

8.0     INSURANCE.

8.1 Casualty and Workers' Compensation Insurance. During the Term of this Lease the Lessee shall, at its own cost and expense, maintain with respect to the Premises and the Addition and its tenant fit-up and improvements, fixtures, equipment and operations therein (a) fire and extended coverage insurance in an amount not less than the full replacement value of the Premises and the Addition, tenant fit-up and improvements, fixtures, equipment, inventory and other personal property therein on an all-risk basis, with a waiver of co-insurance and a commercially reasonable deductible amount, and with endorsements to include coverage for vandalism, flood, water damage, earthquake, contingent operation of building and zoning laws, damage from sprinklers and leakage or explosion, and debris removal and demolition, as Lessor may reasonably require, (b) rental value or loss of rent insurance in an amount equal to all the rent payable hereunder for one Lease Year, (c) workers' compensation insurance as required by applicable law for its employees and its contractors' employees, and (d) such other coverages as may from time to time be customarily maintained with respect to properties similar to the Premises and Addition which are used for similar purposes.

8.2 Plate Glass. The Lessee covenants at its own expense to insure all plate glass and doors in insurance companies reasonably satisfactory to the Lessor and in the name and behalf of Lessor and payable in case of loss to the Lessor, against loss by fire, lightning, vandalism and explosion in the form of the Massachusetts Standard Fire Insurance Policy. The amount of such insurance shall be not less than the full replacement value of the property so insured.

8.3 Self Insurance. The Lessee may elect to be its own insurer under Paragraph
8.2. However, if such election is made, the Lessee must repair any damage to the Premises and Addition expeditiously. If in the reasonable opinion of the Lessor the repairs are not made within a reasonable time following the occurrence of such damage, the Lessor may, after five (5) business days' notice to Lessee, cause the repairs to be made, the cost of which will be considered as additional rent.

8.4 Public Liability Insurance. During the Term of this Lease, the Lessee will at its own cost and expense maintain and provide comprehensive general public liability and property damage insurance, including the Broad Form Comprehensive General Liability Extension Endorsement and contractual liability endorsement covering its obligations hereunder, for the benefit and protection of the Lessor and the Lessee, as their respective interests may appear, in an amount not less than ONE MILLION DOLLARS ($1,000,000.00) for injuries to any one person and not less than THREE MILLION DOLLARS ($3,000,000.00) for injuries to more than one person, arising out of any one accident or occurrence and also provide property damage insurance in the amount of ONE HUNDRED THOUSAND DOLLARS ($100,000.00), with a commercially reasonable deductible amount. Such coverage limits shall be increased from time to time to such higher limits as are customarily carried with respect to properties which are similar to the Premises and which are used for similar purposes.

8.5 Certificates of Insurance; Other Requirements. Each of the policies of insurance required pursuant to this Paragraph 8.0 or a certificate thereof shall be delivered to the Lessor together with proof of payment of premium. The Lessee shall also deliver to the Lessor renewals of such policies with proof of payment of premium within TWENTY (20) days before expiration of such coverage. All such policies of insurance (except workmen's compensation) shall designate Lessor as a named insured and Lessor's designees as additional insureds. The policies required by Paragraph 8.1(a) shall, in case of loss to the Premises, and the policies required by Paragraph 8.1(b) shall, in case of loss to the Premises and/or the Addition, be first payable to the holder(s) of a Mortgage on the Premises under a standard non-contributing mortgagee's clause, and shall also provide for the adjustment of claims with the insurers under such policies by Lessor and the holder of any first Mortgage on the Premises. All such policies shall be obtained from responsible companies in good standing in and qualified to do business in Massachusetts. Each such policy shall be non-cancelable and non-amendable by either the insured or the carrier without at least twenty (20) days' prior written notice to Lessor, and the holder(s) of any Mortgages given by Lessor, to the extent Lessor provides Lessee with written notice of such holders. In the event provision for any such insurance is to be by a blanket insurance policy, the policy shall allocate a specific and sufficient amount of coverage to the Premises.

8.6 Builders Risk Insurance. The Lessee shall obtain all risk, completed value form, general liability insurance during the period of the making of repairs, alterations, or improvements on the Premises or the Addition in the name of the Lessor, its designees and the Lessee, as their respective interests may appear, insuring them against any loss, claim or liability during such demolition or construction.

8.7 Failure To Insure. If the Lessee fails at any time to keep the Premises or the Addition or other property insured or take out and keep any insurance as herein provided, except to the extent that Lessee elects to self-insure pursuant to Paragraph 8.2 of this Lease, the Lessor, without prejudice to its other remedies, may take out such insurance and charge the cost thereof to Lessee with interest.

8.8 Casualty Insurance Proceeds. Provided that the holders of any Mortgage on the Premises or the Addition shall permit the same, Lessor shall segregate any and all amounts paid under said insurance policies for casualty to the Premises, or the Addition, and make such funds available for use as provided under the terms of this Lease.

8.9 Waiver of Subrogation. All policies of insurance carried by either party with respect to the Premises or the Addition or to the furnishings, fixtures or equipment therein or alterations or improvements thereto, whether or not required, shall include provisions which either designate the other party as one of the insureds or deny to the insurer the right of subrogation against the other party to the extent such rights have been waived by the insured party prior to occurrence of loss or injury, insofar as, and to the extent that such provisions may be effective without making it impossible to obtain insurance coverage from responsible companies qualified to do business in Massachusetts (even though extra premium may result therefrom). Each party hereby waives all rights of recovery against the other for loss or injury against which the waiving party is protected by insurance containing said provisions, reserving, however, any rights with respect to any excess of loss or injury over the amount recovered by such insurance.

9.0     CASUALTY OR TAKING.

9.1 Lessor's Option To Terminate. (a) Should a substantial portion of (i) the Premises and/or the Addition be substantially damaged by fire or other casualty, or (ii) the Premises and/or Addition be taken by eminent domain, in each case such that Lessor reasonably determines that the Premises and/or Addition cannot be restored to a condition suitable for the permitted use set forth in Paragraph
12.0 within a period of nine (9) months following the date of destruction or taking (plus such additional period of time as may be required to collect appropriate insurance or condemnation proceeds therefore), or (b) should any damage or taking of more than twenty percent (20%) of the floor area of the Premises and/or Addition, or of the area of the Land, occur (i) within the last two years of the Term and if Lessee shall not promptly elect, by written notice given to Lessor at least eighteen (18) months prior to the expiration of the Term, to extend the Term hereof for at least one additional Extension Term (if available), or (ii) if Lessee does not elect to extend as provided in Paragraph 9.1(b)(i) above, if no such option to extend is available under the terms hereof or if the casualty or taking occurs at any time within the last Extension Term, then in any such event Lessor may elect, by written notice given to Lessee within thirty (30) days following said fire, casualty or taking, to terminate this Lease. Should a substantial portion of the Premises and/or the Addition be substantially damaged by fire or other casualty or taken by eminent domain and if Lessee reasonably demonstrates to Lessor that the Premises and Addition cannot practically be used for the permitted use of the Premises and Addition as set forth Paragraph 12.0 hereof, and cannot be restored to a condition suitable for such use within a period of nine (9) months following the date of destruction or taking (plus such additional period of time as may be required to collect appropriate insurance or condemnation proceeds therefor), then in such event Lessee may elect, by written notice given to Lessor within twenty (20) days following said fire, casualty or taking, to terminate this Lease. This Lease shall terminate thirty (30) days after the election to terminate is exercised.

9.2     [Intentionally Omitted]

9.3 Duty To Restore. If this Lease is not terminated as stated above, and provided that the holders of any Mortgage on the Premises and the Addition shall make the proceeds available to Lessor for rebuilding and Lessee pays to Lessor any applicable deductible amounts, plus, if Lessee has elected to self-insure as provided in Section 8.3 hereof, any amounts necessary to restore the plate glass, Lessor shall restore the Premises and the Addition (but not any of the Lessee's tenant fit-up and improvements, fixtures, equipment or other personal property therein, which Lessee shall promptly replace and to restore the Premises and Addition to good operation condition) as provided in Paragraph 9.4 below, or at its option may require Lessee to restore the same or any portion thereof in which event Lessor shall make the proceeds available to Lessee for such restoration on such terms as Lessor may reasonably require.

9.4 Restoration. If this Lease is not terminated as provided above and provided that the holders of any Mortgage on the Premises and on the Addition make the proceeds or damages available to Lessor for rebuilding, Lessor or Lessee (as the case may be) shall restore the Premises and the Addition to a proper condition for use, with reasonable promptness and diligence to the extent permitted by the net proceeds of insurance recovered or damages awarded from such taking, destruction or damage, plus applicable deductible amounts, any amounts payable by Lessee pursuant to Paragraph 8.3 hereof, and subject to zoning and building laws then in existence. During such restoration period, an equitable abatement of rent shall be made for the portion of the Premises not fit for use and occupation. "Net proceeds of insurance recovered or damage awarded" refers to the gross amount of such insurance or damages received by Lessor less the reasonable expense of the Lessor or Lessee in connection with the collection of the same, including without limitation, reasonable fees and expenses for legal and appraisal services.

9.5 Award Proceeds. All rights to damages or compensation from eminent domain takings and all proceeds of insurance with respect to the Premises and the rental value of the Premises and the Addition only shall be paid to Lessor in all cases. Lessee hereby grants to Lessor all of Lessee's rights to such damages and proceeds and covenants to deliver such further assignments thereof as Lessor may from time to time reasonably request. Lessee shall be entitled to recover by separate action all Lessee's damage for the taking of the Addition, Lessee's alterations, additions and improvements, personal property and for Lessee's relocation expenses, provided that the same shall not reduce the amount of Lessor's award for the taking of the Premises. If Lessor shall be obligated to restore the Premises or Addition after such takings or if Lessor elects to restore the Premises or the Addition even though Lessor is not so obligated, Lessee shall promptly release to Lessor all of such award relating to such restoration for application to such rebuilding (other than such amounts allocated to personal property and relocation expenses).

10.0 UTILITIES. The Lessee shall pay all charges for utilities on the Premises, including but not restricted to, any and all charges for heat, sewer, and water. The Lessee further indemnifies the Lessor from all liability that may be incurred as a result of nonpayment of these charges, and the Lessor, after five
(5) days written notice to Lessee without prejudice to its other remedies, may apply such funds as are necessary to the payment of these items, and charge the cost thereof to the Lessee with interest.

10.1 Operation of Utilities. Lessee agrees to heat and cool the Premises and the Addition so as to prevent any damage to the same. It is understood and agreed that Lessee shall make its own arrangements for supply of such utilities to the Premises or the Addition and Lessor shall not be liable for any defect, failure or interruption in the supply or character of any utilities, except to the extent caused by the willful act or negligence of Lessor or its Representatives.

11.0 EXTENSION OPTION. The Term of this Lease shall automatically be extended for Extension Terms, as set forth herein. The Term of this Lease shall automatically be extended for an Extension Term provided that:

(a) Lessee is in substantial performance of all terms, conditions and/or agreements of this Lease at the time set forth in Paragraph 11.0(b) below and at the commencement of the Extension Term, and

(b) Lessee has not notified Lessor of its desire not to extend the Term by registered or certified mail given at least One Hundred Eighty (180) days prior to the termination date of the then existing Term of this Lease. In the event that Lessee fails to timely notify Lessor of its desire not to extend the Term, then Lessee shall be conclusively deemed to have exercised its option to extend and, unless Lessee is in default hereunder as provided in Paragraph 11.0(a) above and Lessor elects not to waive such default, this Lease and the Term hereof shall be automatically extended for the period of the next succeeding Extension Term.

11.1 Terms and Conditions of Extension Option. This extension right shall be personal to Lessee. In the event of any assignment of this Lease in whole or in part, or a sublease or subleases in the aggregate of more than forty percent (40%) of the floor area of the Building as provided in this Paragraph 11.0 and Paragraph 17.0, neither Lessee nor its assignee or subtenant shall have any further option to extend the Term hereof. Except as expressly provided herein, if such option is so exercised, all of the terms, conditions, covenants and agreements contained herein shall apply during the respective Extension Term, except that after the exercise of the fifth such option Lessee shall have no further right to extend the Term.

12.0 USE OF THE PREMISES. The Lessee shall use and occupy the Premises and the Addition for office purposes and for the operation of a manufacturing facility and any uses customarily ancillary thereto.

12.1 Hazardous Wastes. Lessee represents and warrants to Lessor that it shall not, and shall not permit anyone else to (a) generate, store or utilize (except to the extent the same are used in the ordinary course of using the Premises and the Addition for the permitted uses set forth herein), transport, dispose of, manage, release or locate any Hazardous Substances (as hereinafter defined) on, under or from the Premises or the Addition, except for de minimus releases typically associated with the use of certain portions of the Premises for driving and parking motor vehicles; or (b) violate any Environmental Requirement applicable to the Premises or the Addition or its use thereof, or permit any lien arising under or related to any of the Environmental Requirements to attach to the Premises or the Addition. Lessee further represents to Lessor that, except in each case for Hazard Substances which were located in, on, or under the Premises prior to the commencement of the Term hereof, Lessee shall be fully responsible for (i) the assessment, monitoring, restoration, containment, remediation, removal or cleanup (collectively, "Remediation") of any Hazardous Substances generated, stored, transported, utilized, disposed of, managed, released or located in, on, under or from the Premises or the Addition during the Term hereof, including without limitation any of the same required to cure a violation of any of Lessee's covenants contained herein, (ii) the release or threat of release of any Hazardous Substances in, on, under or from the Premises and/or Addition or in, on, under or from any surrounding property which affects the Premises or the Addition, (iii) compliance with all Environmental Requirements governing the foregoing and providing evidence thereof to Lessor upon request, and (iv) all costs, damages, claims, losses, liabilities and expenses caused or alleged to be caused to any person, property or interest by or as a result of any of the foregoing, or by a violation of provisions of this Paragraph 12.1. Lessee shall indemnify and hold Lessor harmless against any and all such costs, damages, claims, losses, liabilities and expenses arising or resulting from or occurring in connection herewith.

12.2 Definitions. As used herein, the term "Hazardous Substances" shall mean any and all "hazardous materials", "hazardous substances", "hazardous wastes", "oil", "toxic substances", "restricted hazardous wastes", "special wastes", or words of similar import as defined under any Governmental Regulations (as herein defined) relating to environmental conditions existing on, under or emanating from the Premises or the Addition, or the generation, storage, transportation, utilization, disposal, management or any release of the foregoing (collectively, "Environmental Requirements"), asbestos, urea formaldehyde foam insulation, polychorinated biphenyls, radon gas flammable explosives, radioactive materials, any chemical, contaminate, solvent, material, pollution or substance that may be dangerous or detrimental to the Premises or the Addition, the environment or the health or safety of the owners, lessees, or occupants thereof or of any property near the Premises or Addition, or any substance, the generation, storage, transportation, utilization, disposal, management, release or location of which is prohibited or otherwise regulated pursuant to any of the Environmental Requirements.

12.3 Notices and Violations. In the event that (a) Lessee or Lessor becomes aware of any release or threat of release of any Hazardous Substances on, onto, under or from the Premises and/or Addition or any property in the vicinity thereof, (b) Lessee or Lessor receives any notice from any governmental authority claiming that the Premises or the Addition or any use thereof violates any of the Environmental Requirements or that Lessee's or Lessor's (as the case may be) or any of its employees or agents have violated any of the Environmental Requirements, (c) Lessee incurs any liability to any governmental authority under any Environmental Requirements, (d) any lien against the Premises or the Addition arises under or related to any of the Environmental Requirements, or
(e) any action or order is instituted, threatened, required, or completed by any governmental authority or any claim is made or threatened by any person against the Lessee or the Lessor, or the Premises or the Addition, or any property in the vicinity thereof or any owner of such property, arising out of or in connection with any of the Environmental Requirements, or the Remediation of, or damages caused or alleged to be caused, by any Hazardous Substances located on or under or emanating from the Premises or Addition, or generated, stored, transported, utilized, disposed of, managed or released by the Lessee (whether or not on, onto, under or from the Premises or the Addition), such party will in each case promptly notify the other thereof and, with respect to Lessee, take all actions which may be required by Paragraph 12.1 hereof with respect thereto.

13.0 COMPLIANCE. The Lessee acknowledges that no trade or occupation shall be conducted in the Premises or the Addition or use made thereof which will be unlawful, improper, or offensive, or contrary to any laws, ordinances, orders, variances, regulations, licenses and permits of or granted by federal, state, county and municipal authorities with respect to zoning, building, fire, health and other codes, regulations, ordinances or laws applicable to the Premises or the Addition and to the condition, use or occupancy thereof, including without limiting the generality of the foregoing landlord-tenant laws and applicable building, zoning and land use, environmental protection, sanitary and safety laws, rules and regulations, and the Americans with Disabilities Act and regulations thereunder (all the foregoing collectively "Governmental Regulations"). Lessee will obtain all permits, licenses and approvals required pursuant to applicable Governmental Regulations with respect to the Premises, the Addition and its use and occupancy thereof.

14.0 MAINTENANCE OF PREMISES. The Lessee agrees to maintain the Premises and the Addition, all utility systems, tenant improvements, fixtures and equipment therein, and all parking, loading access and landscaped areas thereon, in clean and safe condition and in good, tenantable order, condition and repair in accordance with all applicable Governmental Regulations, and in any event in at least in the same condition as they are at the commencement of the Term or as they may be put in during the Term of this Lease, reasonable wear and tear, damage by fire and other casualty only excepted, and, whenever necessary, to replace plate glass and other glass therein, acknowledging that the Premises are now in good order and the glass whole. Except to the extent caused by Lessor or its Representatives, Lessee will make all repairs, renewals and replacements (including without limitation, those due to glass breakage) to the Premises and the Addition which are required (i) to maintain them in the condition provided herein notwithstanding the nature of such repairs, replacements or renewals or whether the same may be ordinary, extraordinary, foreseen or unforeseen, or (ii) by any Governmental Regulations, provided all such alterations are first approved in writing by the Lessor, which approval shall not be unreasonably withheld or delayed.

14.1 No Overloading. The Lessee shall not permit the Premises or the Addition to be overloaded, damaged, stripped or defaced, nor suffer any waste. Lessee shall obtain written consent of Lessor before erecting any sign on the Premises or the Addition, which consent shall not be unreasonable withheld or delayed. Lessor acknowledges its consent to all signs currently on the Premises and the Addition.


14.2 Installations, Alterations or Additions. Lessee shall not make any renovations, installations, alterations, improvements, or additions in, to or on the Premises or the Addition (collectively "Alterations"), except on each occasion with the prior written consent of Lessor and then only pursuant to plans and specifications approved by Lessor in advance in each instance, which consent and approval shall not be unreasonably withheld or delayed.

        14.2.1 For purposes of this Paragraph 14.2, any required consent of Lessor shall not be deemed to be unreasonably withheld if Lessor determines at its reasonable discretion that: (a) the Alteration would adversely affect or damage the exterior appearance of the Building, the Addition or the structural portions thereof, or utility systems or parking or access areas serving the same; (b) the Alteration would change the general character, or impair the usefulness, of the Premises or Addition, or reduce the fair market value of the Premises below such value immediately before such Alteration; or (c) the Alteration would diminish the net rentable area of the Premises.

        14.2.2 Lessee shall secure and furnish to Lessor all permits, approvals, plans, specifications, insurance certificates and other information in connection with any such Alterations as Lessor may reasonably require. All Alterations shall be made with due diligence in a first class manner and with first class materials and workmanship, using reputable contractors, and upon such other terms and conditions as Lessor may reasonably require. Unless otherwise provided herein, all Alterations shall become the property of Lessor at the end of the Term hereof and shall be surrendered with the Premises as a part thereof.

15.0 OCCUPANCY. In the event that the Lessee vacates the Premises or Addition or leaves any substantial portion thereof unoccupied or vacant, or does not continuously during the entire Term conduct in the Premises and Addition the type of business for which the Premises and Addition are leased, Lessee shall
(a) promptly notify Lessor thereof, (b) employ a security guard at the Premises or Addition (or such vacant portions thereof) at all times, (c) operate all utilities in or serving the Premises, Addition or vacant portions in such fashion and at such level as shall insure that the same shall be fully functional and shall not deteriorate, (d) comply with all other provisions of this Lease, and (e) take such other action as Lessor may reasonably require.

16.0 ASSIGNMENT; SUBLEASING. All other provisions notwithstanding, the Lessor shall have full power to assign its interests under this Lease upon notification to the Lessee as provided herein.

17.0    ASSIGNMENT AND SUBLETTING BY LESSEE.

17.1 Assignment; Sublease of Premises. Lessee covenants and agrees that Lessee will not assign this Lease or sublet (which term, without limitation, shall include granting of concessions, licenses and the like) the whole or any part of the Premises without, in each instance, having first received the express consent of the Lessor, which consent shall not be unreasonably withheld, delayed or conditioned. It shall be a condition of the validity of any such assignment or subletting, that the assignee or sublessee agrees directly with the Lessor by written instrument in form satisfactory to Lessor, to be bound by all the obligations of Lessee hereunder, including, without limitation, the obligation to pay rent and other amounts provided for under this Lease and the covenant against further assignment or subletting, but such assignment or subletting or any lease of the Addition shall not relieve the Lessee named herein of any of the obligations of the Lessee hereunder, and Lessee shall remain fully liable therefor. If this Lease be assigned or if the Premises or any part thereof be sublet or occupied by anybody other than Lessee, Lessor may collect rent from the assignee, subtenant or occupant, and apply the net amount collected to the rent herein reserved, but no such assignment, subletting, occupancy or collection shall be deemed a waiver of this covenant or the acceptance of the assignee, subtenant or occupant as tenant or a release of Lessee from the further performance by Lessee of covenants on the part of Lessee herein contained, and Lessee shall not be released from performing any of the terms, covenants and conditions of this Lease. Lessee shall be entitled to retain any and all amounts received from such assignee or sublessee in excess of the amounts which Lessee is obligated to pay to Lessor as rent or additional rent hereunder.

17.2 No Default. Notwithstanding anything else contained herein to the contrary, Lessee shall not be entitled to assign this Lease or sublease the Premises if it is in default in the performance of any of its obligations hereunder.

17.3 Transfers. For purposes of this Paragraph 17.0 (a) a sale of all or substantially all of the assets of Lessee, (b) a reorganization, merger or consolidation of Lessee with another entity, or (c) a change, directly or indirectly, in the identity of the stockholders (or any of them) which presently control the Lessee, through voting trusts, forced redemption of shares, issuance of additional shares or the like (specifically excluding any voluntary transfer of shares by any beneficiary of Lessor or trusts for the family members of any such beneficiary, or any transfer resulting from the death of any such beneficiary), shall each be deemed an assignment of this Lease requiring the assent of Lessor as herein provided. For the purposes of this Paragraph 17.3(c), the term "control" shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of the Lessee, through the ownership of voting securities, partnership interests or other equity interests, voting trusts or the like. This prohibition against any assignment or subletting shall be construed to prohibit any assignment or subletting by operation of law without Lessor's consent as provided in Paragraph
17.1 hereof. Any attempted assignment, transfer, sublease or other encumbrance requiring Lessor's consent and for which such consent has not been obtained shall be void.

17.4 Lease of Addition. Lessee shall have the right to lease the Addition for the Term hereof without Lessor's consent. Provided that Lessee is not in default under the terms hereof, Lessor hereby agrees, at Lessee's request, to enter into a non-disturbance agreement with any tenant of the Addition under the terms of which Lessor shall not disturb the use or possession by such tenant of the Addition, subject to the terms and provisions hereof, so long as the rent and additional rent under this Lease are current and there are otherwise no defaults beyond the applicable cure period by Lessee under this Lease, and provided that such tenant complies with all the applicable terms and conditions hereof, which agreement shall contain such additional terms as Lessor and its mortgagee may reasonably require.

17.5 Leasehold Mortgages. Lessee shall have the right to mortgage its interest in this Lease and/or the Addition with Lessor's consent, which shall not be unreasonably withheld, and upon reasonable terms and conditions imposed by Lessor. Lessor hereby acknowledges its consent to that certain Leasehold Mortgage, Assignment of Rents, Security Agreement and Fixture Filing, dated as of May 14, 1993, executed by Town & Country Corporation in favor of Foothill Capital Corporation as Collateral Agent, recorded with said Suffolk Deeds at Book 18226, Page 120 and filed with said Suffolk Registry District as Document No. 499,434.

18.0    SUBORDINATION; MORTGAGEES' RIGHTS.
18.1 Lease Subordinate. The Lease shall be subject and subordinate to any and all mortgages, deeds of trust and other instruments in the nature of a mortgage (collectively a "Mortgage"), which at any time now or hereafter constitute a lien or liens on the property of which the Premises are a part at the election of the holder thereof, and Lessee shall, when requested, promptly execute and deliver such written instruments as shall be necessary to show the subordination of this Lease to said Mortgages, provided that the holder of such Mortgage (excluding the Mortgage described in Paragraph 18.5 hereof) executes and delivers to Lessee a recognition attornment and non-disturbance agreement providing (a) that such holder agrees not to disturb Lessee's use or possession of the Premises or Addition so long as Lessee and its assignees and subtenants are not in default under this Lease, (b) that if the holder of any Mortgage succeeds to Lessor's interest in the Premises, Lessee agrees to recognize the holder of such Mortgage as Lessor and attorn to such holder, which agreement shall expressly be binding and inure to the benefit of the successors and assigns of such holder and upon anyone purchasing said Premises at any foreclosure sale brought by such holder or accepting a deed in lieu of foreclosure, (c) the applicable provisions of Paragraph 18.2 hereof, and (d) such other commercially reasonable terms as such holder may request. Any such Mortgage to which this Lease is subordinated may contain such terms, provisions and conditions as the holder reasonably deems appropriate or customary. Lessee shall provide Lessor or its designed with all such financial information as shall be reasonably required by any financing institution in the event that Lessor elects to subject the Premises and/or this Lease to a Mortgage.

18.2 Rights of Mortgage Holders. Until the holder of a Mortgage shall enter and take possession of the Premises for purposes of foreclosure, such holder shall have only such rights of Lessor as are necessary to preserve the integrity of this Lease as security. Upon entry and taking possession of the Premises for the purposes of foreclosure, such holder shall have all the rights of Lessor hereunder. Notwithstanding any other provision of this Lease to the contrary (a) no such holder of a Mortgage shall be liable either as a mortgagee or as an assignee to perform or be liable in damages for failure to perform any of the obligations of Lessor unless and until such holder shall specifically otherwise elect by written notice given to Lessee or shall take title to the Premises, and
(b) such holder shall not in any event be liable to cure any default of Lessor hereunder, or to perform or for failure to perform the obligations of Lessor under Paragraph 9.3, and shall not be bound by Paragraphs 31.1 or 30.4 (but shall have the option to elect such remedy provided therein as if the same were included in Paragraph 30.5 hereof) hereof, provided that a discontinuance of any foreclosure proceeding shall be deemed a conveyance under said provisions to the owner of the Premises. No base rent, additional rent or any other charge shall be paid more than 10 days prior to the due dates thereof, and payments made in violation of this provision shall (except to the extent that such payments are actually received by a mortgagee in possession or in the process of foreclosing its mortgage) be a nullity as against such mortgagee and Lessee shall be liable for the amount of such payments to such mortgagee. The covenants and agreements contained in this Lease with respect to the rights, powers and benefits of a holder of a Mortgage constitute a continuing offer to any person, corporation or other entity, which by accepting a Mortgage subject to this Lease, assumes the obligations herein set forth with respect to such holder; such holder is hereby constituted a party to this Lease as an obligee hereunder to the extent as though its name were written hereon as such; and such holder shall be entitled to enforce such provisions in its own name. Lessee agrees upon request of Lessor to execute and deliver from time to time any agreement reasonably acceptable to both parties which may be necessary to implement the provisions of this Paragraph 18.2.

18.3 Assignment of Rents. In the event of any assignment by Lessor of Lessor's interest in this Lease, or the rents payable hereunder, which is conditional in nature or otherwise, which assignment is made to a holder of a Mortgage on the Premises, Lessee agrees that the execution thereof by Lessor and the acceptance thereof by the holder of such Mortgage shall not be treated as an assumption by such holder of any of the obligations of Lessor hereunder unless such holder shall, by notice sent to Lessee, specifically otherwise elect and that, as aforesaid, no such holder shall be liable either as a mortgagee or as an assignee to perform or be liable in damages for failure to perform any of the obligations of Lessor unless and until such holder shall enter and take possession of the Premises for purposes of foreclosure.

18.4 Estoppel Certificate. Upon not less than ten (10) business days' prior written request by Lessor or Lessee, Lessee or Lessor shall execute, acknowledge and deliver to the requesting party a statement in writing, addressed to such party or parties as shall be designated in such notice, certifying that (a) this Lease is unmodified and in full force and effect and that the certifying party has no defenses, offsets or counterclaims against its obligations to pay the base rent and additional rent and any other charges hereunder and to perform its other covenants under this Lease, as applicable (or, if there have been any modifications that the same is in full force and effect as modified and stating the modifications and, if there are any defenses, offsets or counterclaims, setting them forth in reasonable detail), (b) the dates to which the base rent and additional rent and other charges have been paid, (c) a statement that the certifying party is not in, and is not aware that the requesting party is in, default hereunder (or if in default, the nature of such default, in reasonable detail), and (d) such other information as the requesting party may reasonably specify. Any such statement delivered pursuant to this Paragraph 18.4 may be relied upon by any prospective purchaser or mortgagee of the Premises or Lessee's leasehold estate (as the case may be), or any prospective assignee of any such Mortgage.

18.5 Existing Mortgage. Lessor represents and warrants to Lessee that Eastern Bank, successor in interest to Saugus Bank and Trust Company, is the holder of the only Mortgage encumbering the Premises as of the date of this Lease. Under the terms of a letter dated December 15, 1987 attached hereto as Exhibit C, Saugus Bank and Trust Company agreed to give to Lessee notice and an opportunity to cure any default by Lessor under such Mortgage.

19.0 LESSOR'S ACCESS. The Lessor, or agents of the Lessor, may at reasonable times after twenty-four (24) hours' prior notice to Lessee (which may be oral) or at any time in the event of an emergency, enter to view the Premises or Addition and may remove placards and signs not approved and affixed as herein provided, and make repairs and alterations as Lessor should elect to do (such repairs and alterations shall be at Lessor's sole cost expense unless the same are made for the purpose of curing a default by Lessee hereunder or at Lessee's request), and may show the Premises or Addition to others, and at any time within eighteen (18) months before the expiration of the Term, may affix to any suitable part of the Premises or Addition a notice for letting or selling the Premises or property of which the Premises or Addition are a part and keep the same so affixed without hindrance or molestation, so long as it does not unreasonably interfere with Lessee's business.

20.0    DEFAULT AND BANKRUPTCY.  In the event that:

20.1 Lessee's Default. The Lessee shall default in the payment of any installment of base rent and such default shall continue (i) for one hundred twenty (120) days after written notice thereof, if the then Lessee hereunder is the original Lessee named herein, or (ii) for fifteen (15) days after written notice thereof, if the then Lessee is not the original named Lessee, or

(b) The Lessee shall default in the payment of any other sum herein specified (including without limitation, any payment for utilities, taxes or insurance) and such default shall continue for ten (10) days after written notice thereof as hereinafter provided; or

(c) the Lessee shall default in the observance or performance of any other of Lessee's covenants, agreements, or obligations hereunder and such default shall not be corrected within (i) one hundred twenty (120) days after written notice thereof, if the then Lessee hereunder is the original Lessee named herein, or
(ii) for thirty (30) days after written notice thereof, if the then Lessee is not the original named Lessee, provided that such period shall be extended until Lessee is able to cure said default if said default cannot be reasonably remedied prior to the expiration of such period and Lessee has commenced promptly and is engaged in good faith in curing such default during such cure period or has given to Lessor adequate security to remedy said default; or

(d) The Lessee shall be declared bankrupt or insolvent according to law; or, if any assignment shall be made of Lessee's or any assignee's property for the benefit of creditors;

(e) Lessee's leasehold interest or if any substantial part of the property of Lessee or any assignee shall be taken on execution or by other process of law;

(f) A lien, attachment, or other involuntary encumbrance is filed against Lessee's leasehold interest and is not discharged within thirty (30) days thereafter;

(g) A receiver, trustee, custodian, guardian, liquidator or similar agent is appointed with respect to Lessee, or if any such person or a mortgagee, secured party or other creditor takes possession of the Premises or of any substantial part of the property of Lessee, and, in either case, if such appointment or taking of possession is not terminated within sixty (60) days after it first occurs;

(h) A petition is filed by or with the consent of Lessee under any federal or state law concerning bankruptcy, insolvency, reorganization, arrangement, or relief from creditors; or

(i) or a petition is filed against Lessee or any assignee under any federal or state law concerning bankruptcy, insolvency, reorganization, arrangement or relief from creditors, and such petition is not dismissed within sixty (60) days thereafter;

then the Lessor shall have the right thereafter, without demand or notice and with or without process of law (forcibly, if necessary), immediately or at any time thereafter, to re-enter and take possession of the Premises and Addition or any part thereof and/or mail a notice of termination addressed to Lessee at the Premises, and expel Lessee and those claiming through or under Lessee and remove its and their effects (forcibly, if necessary) without being deemed guilty of any manner of trespass, and to declare the term of this Lease ended, without prejudice to any remedies which might be otherwise used for arrears of rent or other default of Lessee hereunder. Lessee hereby waives all statutory rights (including without limitation, rights of redemption, if any) and Lessor, without notice to Lessee, may store Lessee's effects, and those of any person claiming through or under Lessee at the expense and risk of Lessee, and, if Lessor so elects, may retain such effects or sell such effects at public auction or private sale and apply the net proceeds to the payment of all sums due to Lessor from Lessee, if any, and pay over the balance, if any, to Lessee.

20.2 Lessor's Remedies. In the event that this Lease is terminated for breach of any obligation of Lessee, Lessee covenants that it will immediately pay to Lessor the base rent, additional rent and any other charges due and unpaid at the time of or with respect to the period prior to termination, and will, at the election of Lessor (which election may be made at any time), either:

(a) pay to Lessor forthwith on account of the unexpired portion of the Term, as liquidated current damages, the rent, additional rent and other payments herein required at the same times and in the same installments as such payments would be due hereunder, provided that Lessee agrees that Lessor may, but shall not be obligated to, relet the Premises or the Addition or any portion thereof on such terms as it deems reasonably appropriate, and the sums so payable by Lessee shall be abated in an amount equal to the excess of moneys actually received from the new tenant over Lessor's reasonable expenses of such reletting, including, without limitation, all repossession costs, brokerage commissions, attorney's fees, advertising expenses, and expenses of preparing the Premises and the Addition for such reletting, it being agreed by Lessee that Lessor may
(i) relet the Premises or the Addition or any part or parts thereof, for a term or terms which may at Lessor's option be equal to or less than or exceed the period which would otherwise have constituted the balance of the Term and may grant such concessions and free rent as Lessor in its reasonable judgment considers advisable or necessary to relet the same, (ii) make such alterations, repairs and decorations in the Premises and the Addition as Lessor in its reasonable judgment considers advisable or necessary to relet the same, and the making of such alterations, repairs and decorations shall not operate or be construed to release Lessee from liability hereunder, or (iii) keep the Premises and/or the Addition vacant unless and until Lessor is able to rent the Premises or Addition to a tenant which is as least as desirable and financially responsible as Lessee is on the date of this Lease, on terms not less favorable to Lessor than those of this Lease. No action of Lessor in accordance with the foregoing or failure to relet or to collect rent under reletting shall render Lessor liable to Lessee therefore or operate or be construed to release or reduce Lessee's liability as aforesaid; or

(b) at any time after such termination, whether or not Lessor shall have collected any such current damages, as liquidated final damages and in lieu of all such current damages beyond the date of such demand, Lessee shall pay to Lessor a sum which at the time of such termination represents the excess (if any) of the total rent and other payments herein named for the residue of the Term (assuming that, for the purposes of this paragraph, annual payments by Lessee on account of Taxes, utilities, maintenance and insurance for each year of the residue of the Term would equal 120% of the payments required for the Lease Year immediately preceding the termination) over the fair market rental value of the Premises for such period. In calculating such rent and other payments there shall be included, in addition to the base rent and additional rent the value of all other consideration agreed to be paid or performed by Lessee for said residue.

        20.2.1 Damages in Proceedings. Nothing herein contained, however, shall limit or prejudice the right of Lessor to prove for and obtain in proceedings under any federal or state law relating to bankruptcy, insolvency, reorganization or arrangement, an amount equal to the maximum allowed by any statute or rule of law in effect at the time when, and governing the proceedings in which, the damages are to be proved, whether or not the amount be greater than the amount of the loss or damage referred to above.

20.3 Lessor's Right to Cure Defaults. If the Lessee shall default, after notice thereof given as provided in Paragraph 20.1 above, in the observance or performance of any conditions or covenants on Lessee's part to be observed or performed under or by virtue of any of the provisions in any article of this Lease, the Lessor, without being under any obligation to do so and without thereby waiving such default, may (after the expiration of any applicable cure period) remedy such default for the account and at the expense of the Lessee. Notwithstanding the foregoing, Lessor shall be entitled to proceed to cure any default upon notice to Lessee but without expiration of any cure period in cases of emergency or if any portion of the Premises or Addition would be subject to forfeiture or loss (by reason of nonpayment of Taxes or assertion of a mechanics lien or other liens,or otherwise), or if the same would constitute a default under any Mortgage on the Premises or Addition. Lessor shall have the right to enter the Premises or Addition for the purposes of correcting or remedying any such default and to remain therein until the same shall have been corrected or remedied. If the Lessor makes any expenditures or incurs any obligations for the payment of money in connection therewith, including but not limited to, reasonable attorney's fees in instituting, prosecuting or defending any action or proceeding, such sums paid or obligations incurred, with interest at the rate of TEN PERCENT (10%) per annum until paid and costs, shall be paid promptly to the Lessor by the Lessee as additional rent.

20.4 Lessor's Default. If the Lessor defaults in compliance with any term or condition of this Lease on its part to be performed, the Lessee shall give the Lessor One Hundred Twenty (120) days' written notice to cure said breach or default, provided that such period will be extended if such default cannot be reasonably remedied prior to such date and the Lessor has commenced promptly and is engaged in good faith in curing such default prior to expiration of such notice period or has given Lessee adequate security to remedy such default. In the event that such default continues beyond the cure period provided in this Paragraph 20.4, the Lessee, without being under any obligation to do so and without thereby waiving such default, may (after the expiration of such cure period) cure such default. If the Lessee makes any expenditures or incurs any obligations for the payment of money in connection therewith, including but not limited to, reasonable attorney's fees in instituting, prosecuting or defending any action or proceeding, such sums paid or obligations incurred, with interest at the rate of TEN PERCENT (10%) per annum until paid and costs, shall be promptly paid to the Lessee by the Lessor. In no event, however, shall Lessee have the right to deduct any such sums from any amounts payable hereunder. Notwithstanding the foregoing, Lessee shall be entitled to proceed to cure any default upon notice to Lessor but without expiration of any cure period in cases of emergency or if any portion of the Premises or Addition would be subject to forfeiture or loss, or if the same would constitute a default under any Mortgage on the Premises or Addition. Lessor shall not be liable in any event for incidental or consequential damages to Lessee by reason of any default by Lessor hereunder.

20.5 Lessee's Right to Cure. Notwithstanding anything contained herein, the Lessee shall, at its option, have the power to cure any default under this Lease by any permitted assignee of Lessee's interest herein within the cure period as provided in Paragraph 20.1 above, notwithstanding any acts or omissions of any such assignees of this Lease. The Lessor expressly agrees that any such timely cure shall fully restore any and all rights under this Lease.

20.6 Lessor's Cost of Enforcement. Lessee shall pay on demand Lessor's expenses, including reasonable attorneys' fees, incurred in enforcing any obligation of Lessee under this Lease or in curing any default by Lessee under this Lease as provided in Paragraph 20.3

20.7 No Accord and Satisfaction. No payment by Lessee or acceptance by Lessor of a lesser sum than the base rent, additional rent or any other charge then due shall be deemed to be other than an account of the earliest installment of such rent or charge due, unless Lessor elects by notice to Lessee to credit such sum against the any other installment due, nor shall any endorsement or statement on any check or any letter accompanying any check or payment as rent or other charge be deemed a waiver, an agreement or an accord and satisfaction, and Lessor may accept such check or payment without prejudice to Lessor's right to recover the balance of such installment or pursue any other remedy in this Lease provided.

21.0 SURRENDER. The Lessee shall at the expiration or other termination of this Lease remove all Lessee's goods and effects from the Premises (including, without hereby limiting the generality of the foregoing, all signs and lettering affixed or painted by Lessee, either inside or outside the Premises) and repair all damage caused by such removal. Lessee shall deliver to the Lessor the Premises, and all keys, locks thereto, and other fixtures connected therewith and all Alterations thereto approved by Lessor, and additions made to or upon the Premises, in the same condition as they were at the commencement of the Term, or as they were put in during the Term hereof, reasonable wear and tear and damage by fire or other casualty only excepted. No surrender (other than a surrender at the stated expiration of the Term) made in accordance with the terms and conditions hereof) shall be valid or effective unless agreed to and accepted in writing by Lessor. In the event of the Lessee's failure to remove any of Lessee's property from the Premises, Lessor is hereby authorized without liability to the Lessee for loss or damage thereto, and at the sole risk of Lessee, to remove and store any of the property at Lessee's expense. Lessee agrees to indemnify the Lessor for any amounts or costs incurred in execution of the above. The Premises shall at such time be free and clear of all tenants and occupants and rights to use and occupancy of the same. Notwithstanding the foregoing provisions of this Paragraph 21.0, in the event that any mortgagee which holds a leasehold mortgage to which Lessor has consented as provided in Paragraph 17.5 hereof exercises a right pursuant to such mortgage to execute a new lease as provided therein, Lessee shall surrender and deliver the Premises to such party or its nominee.

21.1 Holding Over. Any holding over after the expiration of the Term hereof, with or without the prior written consent of the Lessor, shall be construed to be a tenancy at sufferance at the one and one-half times the rent herein specified and shall otherwise be on the terms and conditions herein specified so far as applicable.

22.0 MECHANIC LIEN. Lessee shall pay promptly when due the entire cost of any work to the Premises or Addition undertaken by or for Lessee and all sums of money that may become due for any labor, services, materials, supplies, or equipment furnished or alleged to have been furnished to or for the Lessee in, upon or about the Premises or Addition. The Lessee at its own expense will bond, pay or otherwise vacate any liens or attachments, or mechanic liens for work or material furnished during the Term of this Lease, within THIRTY (30) days next following the filing of such attachments or liens against the Premises or the Addition. Should the Lessee fail to comply with any requirement on the Lessee's part to be performed as herein provided, within the time limited for such compliance, the Lessor may thereafter, but shall not be obligated to, take whatever action that may be appropriate to cure the default, and the Lessee agrees to pay the Lessor the reasonable cost of curing any such default.

23.0 WAIVER OF REQUIREMENTS. No requirement whatsoever of this Lease shall be deemed waived or varied by any consent or permission by Lessor to any act or omission which otherwise would be a breach of any covenant or condition herein, nor shall the Lessor's failure or delay to take advantage of any default constitute a waiver of the Lessor's rights thereby, nor shall any waiver by Lessor of any default constitute a waiver of any subsequent or continued breach of any requirement of this Lease. The receipt by Lessor of rent with knowledge of the breach of any covenant of this Lease shall not be deemed to have been a waiver of such breach by Lessor, unless such waiver be in writing signed by Lessor. Except as expressly limited herein, all remedies herein provided for shall be in addition to and not in substitution for any other remedies available to the parties at law and at equity, including specific performance. Any and all rights and remedies which either party may have under this Lease, and at law and equity, shall be cumulative and shall not be deemed inconsistent with each other, and any two or more of all such rights and remedies may be exercised at the same time insofar as permitted by law.

24.0 PEACEFUL ENJOYMENT. Lessor covenants and agrees that upon Lessee's paying rent and performing all the terms and conditions of this Lease on the Lessee's part to be performed, Lessee shall and may peaceably and quietly have, hold and enjoy the Premises hereby demised for the Term aforesaid, without hindrance or ejection by the Lessor or any persons lawfully claiming under the Lessor, subject to the terms and conditions of this Lease and any Mortgage to which this Lease is subject.

25.0 ENTIRE AGREEMENT. This Lease contains all the oral and written agreements, representations and warranties between the parties hereto, and any rights which the respective parties hereto may have had under any previous agreements are hereby canceled and terminated. No representations and warranties are made or implied under this Lease, except as specifically set forth herein. This Lease cannot be changed, amended, waived of modified except in writing signed by both parties, and it can only be terminated as provided in this Lease.

26.0 CONSTRUCTION OF LEASE. Words of any gender used in this Lease shall be held to include any other gender, and words in the singular number shall be held to include the plural and vice versa when the context so requires.

27.0 MARGINAL NOTES. The marginal notes set forth as titles to the paragraphs in this Lease are inserted only for convenience, and are not to be construed as binding on the parties or as a limitation of the scope of the respective paragraph to which they refer.

28.0 APPLICABLE LAW; PARTIAL INVALIDITY. This Lease shall be governed by the laws of the Commonwealth of Massachusetts as such shall from time to time be altered or amended. If any term, covenant, condition or provision of this Lease or the application thereof to any person or circumstance shall to any extent be declared invalid or unenforceable by the final ruling of a Court of competent jurisdiction having final review, the remaining terms, covenants, conditions and provisions of this Lease or the application of such term, covenant, condition or provision to persons or circumstances other than those as to which it is held invalid or unenforceable shall not be affected thereby and shall be valid and enforced to the fullest extent permitted by law. In the place of such invalid or unenforceable provision, there shall be substituted a like, but valid and enforceable provision which comports to the findings of the aforesaid Court and most nearly accomplishes the original intentions of the parties. This Lease and any exhibits or riders attached hereto and forming a part hereof set forth all the covenants, promises, agreements, conditions and understandings between Lessor and Lessee concerning the Premises and the Addition.

29.0 SUCCESSORS AND ASSIGNS. All the provisions herein contained shall bind and inure to the benefit of the parties herein and their respective heirs, executors, administrators, successors, and assigns. Wherever used herein, the words "Lessor" and "Lessee" shall be deemed to include the heirs, personal representatives, successors and assigns of said parties, unless the context excludes such construction. The reference contained to successors and assigns of Lessee is not intended to constitute a consent to an assignment by Lessee, but has reference only to those instances in which Lessor may have given written consent to a particular assignment as required by Paragraph 17.0 hereof.

29.1 Lessor's Liability. No owner of the Premises shall be liable under this Lease except for breaches of Lessor's obligations occurring while it is the owner of the Premises. The obligations of Lessor shall be binding upon the assets of Lessor which comprise the Premises but not upon other assets of Lessor. No individual partner, trustee, stockholder, officer, director, employee or beneficiary of Lessor shall be personally liable under this Lease and Lessee shall look solely to Lessor's then interest in the Premises in pursuant of its remedies upon an event of default of Lessor hereunder and for recovery of any judgment from Lessor, and Lessee specifically agrees that Lessor and its successors shall never be personally liable for any such judgment or for the payment of any monetary obligation to Lessee, and that the general assets of Lessor and of the individual partners, trustees, stockholders, officers, employees or beneficiaries of Lessor and their successors and assigns shall not be subject to levy, execution or other enforcement procedures for the satisfaction of any such judgment, obligation or the remedies of Lessor. The term "Lessor" as used in this Lease shall mean the owner for the time being of the Premises, and if the Premises be sold or transferred, the seller or assignor shall be entirely relieved of all covenants and obligations arising thereafter under this Lease.

30.0    SPECIAL PROVISIONS REGARDING ADDITION.

30.1 Construction of Addition. Lessor hereby acknowledges that the Assignor has constructed the Addition, and that Lessee is operating the same, and Lessee acknowledges that certain structures located on the Premises were demolished in connection with construction of the Addition.

30.2 [Intentionally Omitted]

30.3 Termination Due to Lessee's Default. In the event of a termination of this Lease as a result of Lessee's default hereunder, Lessee shall surrender the Addition and all its interest therein to Lessor free and clear of all liens and encumbrances other than those assented to by Lessor in writing, and in the manner and condition required in Paragraphs 21.0 and 21.1 hereof with respect to surrender of the Premises, and free and clear of all tenants and occupants, except for any such tenancies with respect to which Lessor shall have executed a recognition and nondisturbance agreement as provided in Paragraph 17.5 hereof, which tenants shall be entitled to continue to occupy the Addition or such portion thereof, subject in each case to the terms of such agreement, and Lessee shall deliver such instruments (including a quitclaim deed or bill of sale) as Lessor shall reasonably require in connection therewith.

30.4 Expiration or Termination Not Due to Lessee's Default. At the expiration of the Term or at the earlier termination (for whatever reason except for termination as a result of Lessee's default hereunder) of the Lease, and commencing at least fourteen (14) months prior to such expiration, and as soon as possible prior to or upon any such termination, Lessee shall have the right to sell the Addition. In the event that Lessee receives an offer to purchase the Addition, Lessee shall notify Lessor thereof and Lessor shall have the right to purchase the same on the terms and conditions set forth in Paragraph 31.2 (even if the Term hereof shall have terminated). In the event that Lessor does not elect to purchase the Addition as provided by the applicable provisions of Paragraph 31.2 hereof and provided that the prospective purchaser is reasonably satisfactory to Lessor, Lessor agrees to negotiate in good faith and use reasonable efforts to lease the Ground Lease Parcel to such purchaser for a term which shall not exceed twenty-five (25) years, and on commercially reasonable terms and conditions (which may include, without limitation, the provisions set forth in Paragraphs 30.5 and 31.2 hereof, provisions for surrender of the Addition without compensation upon expiration or termination of the term thereof, and provisions for physically separating the rentable area of the Building from the rentable area of the Addition, installing separate utility meters, and/or other appropriate provisions to operate and maintain the Building and Addition as independent buildings). In the event that the parties are unable to agree on the provisions of a sale and/or a ground lease prior to the expiration of the Term or within four (4) months following any such termination (the "Negotiation Period"), Lessor shall have the options provided in Paragraphs
30.5 and 30.6 hereof.

30.5 Lessor's Options. If Lessee is unable to sell the Addition and/or if Lessor is unable to negotiate a satisfactory ground lease of the Ground Lease Parcel (the "Negotiation Period") as provided in Paragraph 30.4, Lessor shall have the right to exercise any of the options provided in this Paragraph 30.5 by written notice given to Lessee within ninety (90) days following the expiration of the Negotiation Period, specifying the date for completion of the option so elected, which date shall be not more than ninety (90) days nor less than thirty (30) days following the giving of such notice:

(a) To purchase the Addition and Lessee's interest therein at a price equal to the "Stated Percentage" specified in Paragraph 30.5(d) below times the lesser of: the book value of the Addition as shown on Lessee's records, or the fair market value of the Addition, determined in each case as of the date of giving of such notice. For purposes of the preceding sentence, the fair market value of the Addition shall be determined by mutual agreement of Lessor and Lessee. In the event that Lessor and Lessee fail to agree on the fair market value of the Addition within 20 days following the giving of Lessor's notice, Lessor and Lessee shall each immediately appoint one appraiser who is an MAI appraiser, and is a member of the Greater Boston Real Estate Board having at least 10 years' experience in appraising commercial and industrial property in the Greater Boston area. If within 20 days after such appointment, such appraisers fail to agree on the fair market value of the Addition, each appraiser shall submit a formal appraisal of the fair market value of the Addition to Lessor, Lessee and to each other. Lessor and Lessee shall promptly request the President of the Greater Boston Real Estate Board to appoint a third appraiser having the same qualifications as the previous two appraisers appointed, who shall appraise the Addition within 20 days of appointment. The average of the two closest appraisals shall constitute for the purposes hereof the fair market value of the Addition. All costs of such appraisal process shall be shared equally by Lessor and Lessee.

(b) To lease the Addition from the Lessee for a period of ten (10) years for the sum of One Dollar per year, in which event Lessor shall use reasonable efforts to sublet the same on such terms and conditions as it shall reasonably deem appropriate, provided that the same do not violate the provisions hereof and the net proceeds of any such reletting (after deduction of all expenses of Lessor reasonably incurred in connection therewith) shall be split equally between the parties. In the event that the Addition is sublet to a party which also leases therewith any portion of the Premises, the net proceeds of such reletting shall be divided proportionately, first according to the area of the Building occupied by such subtenant and the area of the Addition occupied by such subtenant, and the amount allocated to the Addition shall then be divided equally between the parties; or

(c) To sell the Premises and Lessor's interest therein to Lessee at a "Fixed Percentage" specified in Paragraph 30.5(d) below times the fair market value of the Premises, determined as provided in Paragraph 30.5 above as of the date of giving of such notice.

(d) The Stated Percentage of the book value or fair market value and the Fixed Percentage of fair market value which shall be used to determine the purchase price pursuant to this Paragraph 30.5(a) and (c) shall be determined as follows:

        If the date of
        expiration or
        termination is                  Stated                  Fixed
        during the period:              Percentage              Percentage

 July 27, 1989 through
        September 1, 1998               20%                             120%

 September 2, 1998 through
        September 1, 2008               45%                             115%

 September 2, 2008 through
        September 1, 2018               60%                             110%

 September 2, 2018 through
        September 1, 2028               75%                             105%

(d) In the event Lessor elects the options provided in Paragraph 30.5(a) or (b) hereof, the Addition shall be delivered in compliance with the provisions of Paragraph 30.3 hereof. In the event Lessor elects the option provided in Paragraph 30.5(b) hereof, upon termination of any such lease, Lessor shall again have the options provided in this Paragraph 30.5.

30.6 DEMOLITION OF ADDITION. In the event that Lessor is entitled to exercise its options as provided in Paragraph 30.5 hereof, and (a) if Lessor elects either to lease the Addition as provided in Paragraph 30.5(b) but Lessor is unable, after exercising reasonable efforts, to sublease the same within twelve (12) months following the date of such termination or expiration, or (b) if Lessor elects to require Lessee to purchase its interest in the Premises as provided in Paragraph 30.5(c) but Lessee fails or refuses to do so, then in any such event by further written notice given to Lessee upon expiration of the period specified for completion of the option so elected as provided in Paragraph 30.5, Lessor shall be entitled at its option to (i) require Lessee to deliver the Addition to Lessor in the condition required by the provisions of Paragraph 30.3 hereof, (ii) to demolish the Addition at its full cost and expense and to grade and restore the Ground Lease Premises to clean and level condition, to repair all damage to the Building caused by such removal, and to make all repairs, replacements and renewals to the Building as are necessary to restore it to an independent operating unit and otherwise to its condition immediately prior to commencement of construction of the Addition, or (iii) exercise any other rights or remedies which it may have pursuant to the provisions hereof or under law or in equity including, without limitation, the remedy of specific performance.

31.0    RIGHT OF FIRST REFUSAL.

31.1 Lessee's Right. Lessee is hereby granted a right of first refusal in the event that Lessor desires to sell the Land, the Building and/or the Ground Lease Parcel. If Lessee is not in default hereunder extending beyond any applicable grace and cure periods, and Lessor receives a bona fide offer for the Land, the Building, and/or the Ground Lease Parcel, Lessor shall not accept such offer without offering the Land, the Building, and/or the Ground Lease Parcel, as the case may be, to Lessee on the same terms and conditions (net of any brokers' fees and commissions payable in connection with the sale of the Land, the Building and/or the Ground Lease Parcel to such third party purchaser). If Lessee does not elect within 30 days after Lessor notifies Lessee of the offer (the "Pre-emption Period") to accept the offer, Lessor may during the three-month period following expiration of the Pre-emption Period, transfer the Land, the Building, and/or the Ground Lease Parcel, as the case may be, on terms no more favorable than offered to Lessee and, after so transferred, Lessee's right of first refusal granted to Lessee herein shall be terminated. Otherwise, the right of first refusal shall continue in full force and effect. A "transfer" for purposes of this Paragraph 31.1 shall mean a sale or other transfer or assignment of the Land, the Building and/or the Ground Lease Parcel, whether by operation of law or otherwise. A transfer which does not require Lessor to offer the Land, the Building, and/or the Ground Lease Parcel to Lessee shall not be deemed to terminate Lessee's rights hereunder. Notwithstanding anything contained herein to the contrary, Lessee acknowledges and agrees that the provisions of this Paragraph 31.1 shall not apply to (a) any grant of a Mortgage by Lessor, or (b) exercise by the mortgagee of its rights thereunder, including without limitation, a foreclosure of such Mortgage or acceptance of a deed in lieu of foreclosure thereof, in which event all rights of Lessee pursuant to this Paragraph 31.1 shall terminate and be of no further force and effect.

31.2 Lessor's Rights. Lessor is hereby granted a right of first refusal in the event that the Lessee desires to sell the Addition. If Lessee receives a bona fide offer for the Addition, Lessee shall not accept such offer without offering the Addition to Lessor on the same terms and conditions (net of any brokers' fees and commissions payable in connection with the sale of the Land, the Building and/or the Ground Lease Parcel to such third party purchaser). If Lessor does not elect within 30 days after Lessee notifies Lessor of the offer (the "Lessor Pre-emption Period") to accept the offer, Lessee may during the three-month period following expiration of the Lessor Pre-emption Period, transfer the Addition on terms no more favorable than offered to Lessor and, after so transferred, Lessor's right of first refusal shall be terminated. Otherwise, the right of first refusal granted to Lessor herein shall continue in full force and effect. A "transfer" for purposes of this Paragraph 31.2 shall mean a sale or other transfer or assignment of the Addition whether by operation of law or otherwise. A transfer which does not require Lessee to offer the Addition to Lessor shall not be deemed to terminate Lessor's rights hereunder. Notwithstanding that anything contained herein to the contrary, Lessor acknowledges and agrees that the provisions of this Paragraph 31.2 shall not apply to (a) any grant of a leasehold mortgage by Lessee in accordance with the provisions of Paragraph 17.5 hereof, or (b) exercise by the mortgagee of its rights thereunder, including, without limitation, the right of such mortgagee to require Lessor to enter into a new lease with the mortgagee in accordance with the provisions thereof, but that the rights of Lessor shall be applicable to transfers as defined in this Paragraph 31.2 made thereafter.

32.0 NOTICES. All notices required or permitted under this Lease shall be in writing and shall be deemed duly served if and when delivered by hand or mailed by registered or certified mail, return receipt requested, postage prepaid, addressed, if to Lessee, at the address set forth on page 1 hereof, with a copy to Goodwin, Procter & Hoar, Exchange Place, Boston, MA 02109 Attn: Kevin M. Dennis, Esq., and if to Lessor, at the address set forth on page 1 hereof, with a copy to Marjorie S. Cooke, Esq., Cooke, Clancy & Gruenthal, 150 Federal Street, Boston, Massachusetts 02110. Either party may change the address or the parties to which notices to it are to be given by a notice given to the other party as specified herein.

33.0 NOTICE OF LEASE. Lessee agrees that it shall not record or file this Lease. Upon execution of this Lease, both parties shall, execute, acknowledge and deliver a notice or short form of this Lease in recordable form to be recorded with the Suffolk County Registry of Deeds and filed with the Suffolk County Registry District of the Land Court. If this Lease is terminated before the Term expires, the parties shall execute, deliver, record and file an instrument acknowledging such fact and the actual date of termination of this Lease. In the event that Lessee fails or refuses to execute such an instrument within ten (10) business days following written request therefor by Lessor, Lessee hereby irrevocably appoints Lessor its attorney-in-fact, coupled with an interest, with full power of substitution to execute and record such instrument.

34.0 ACTS OF GOD. In any case where either party hereto is required to do any act (other than payment of rent and other charges or giving of a notice of election not to extend the Term hereof by Lessee hereunder), delays caused by or resulting from act, omission or neglect of the other party or its representatives or any person claiming by, through or under such other party, Acts of God, war or other emergency, civil commotion, fire, accident, or other casualty, strike, labor difficulties, failure of supply or shortages of labor, materials or equipment, Governmental Regulations, unusually severe weather, or other causes beyond such party's reasonable control shall not be counted in determining the time during which work shall be completed, and such time shall be deemed to be extended by the period of such delay.

35.0 SECURITY DEPOSIT. Upon request of Lessor, Lessee shall deposit with Lessor the sum of Fifty-Eight Thousand Seven Hundred Twenty-Three and 34/100 Dollars ($58,723.34) (the "Security Deposit"), to be held by Lessor throughout the Term hereof and any renewal or extension thereof, whether by operation of law, statutory tenancy, Governmental Regulations, or otherwise, as security for the payment of rents and the full and faithful performance of Lessee's obligations hereunder and not as a prepayment of rent. In the event of any default or defaults by Lessee in such payment or performance, Lessor shall have the right from time to time, without prior notice to Tenant, and without prejudice to any other remedy Lessor may have, to apply or retain such deposit or any part thereof to payment of any rent or any other sum due, or any cost, expense, or other damage, including but not limited to any damage or deficiency accrued before or after summary proceedings or other re-entry by Lessor, incurred by Lessor as a result of such default(s) of Lessee hereunder, without waiving such default. In such event, Lessee agrees upon demand to restore the Security Deposit to its original amount, failing which Lessor shall have the same remedies provided for non-payment of rent hereunder.

        Provided that Lessee shall fully and faithfully comply with all of the terms and provisions of this Lease, Lessor shall return the Security Deposit (or so much thereof as shall have not have been applied in accordance with this
Section 35) to Lessee on the expiration or earlier termination of the Term and surrender of possession of the Addition and the Premises by Lessee to Lessor. Lessor shall have no obligation to pay interest on the Security Deposit and shall have the right to commingle the same with Lessor's other funds. If Lessor conveys Lessor's interest under this Lease, the Security Deposit, or any part thereof not previously applied, may be turned over by Lessor to Lessor's grantee, and thereupon Lessee shall look solely to such grantee for proper application and return thereof, and Lessor, its successors and assigns shall be fully released from all liability therefore. The holder of a mortgage shall not be responsible to Lessee for the return or application of any such Security Deposit, whether or not it succeeds to the position of Lessor hereunder, unless such Security Deposit shall have been received in hand by such holder. In the event of any default hereunder, such Security Deposit shall not be considered as liquidated damages, nor limit Lessor's damages, and Lessee shall be and remain fully liable for any other loss or damage as herein provided.

        Lessee further covenants that it will not assign or encumber or attempt to assign or encumber the Security Deposit or any part thereof and that neither Lessor nor its successors or assigns shall be bound by any such assignment, encumbrance, attempted assignment or attempted encumbrance.

        As consolidated, amended and restated hereby, the Lease is hereby authorized, ratified and confirmed.

        IN WITNESS WHEREOF, the parties hereto have set their hands and seals as of the day and year first set forth above.

TOWN & COUNTRY CORPORATION-
Assignor, for purposes of the second paragraph hereof only


BY: /s/ Francis X. Correra
Name: Francis X. Correra
Title: Senior Vice President and Chief Financial Officer
hereunto duly authorized



BY: /s/ Irene Shea
Name: Irene Shea
Title: Assistant Clerk
hereunto duly authorized


TOWN & COUNTRY FINE JEWELRY
GROUP, INC. - Lessee



BY: /s/ Francis X. Correra
Name: Francis X. Correra
Title: Vice President and Treasurer
hereunto duly authorized


BY:  /s/ Irene Shea
Name: Irene Shea
Title: Assistant Clerk
hereunto duly authorized


CAREY REALTY TRUST - Lessor



BY:  /s/ Irving L. Adler
     IRVING L. ADLER, TRUSTEE


BY: /s/ C. William Carey
    C. WILLIAM CAREY, TRUSTEE